Perini Capital, LLC
Code of Ethics

April 2024

Table of Contents

1.	Introduction	3
2.	Interpretation and Enforcement of the Code	4
3.	Standard of Care	4
4.	Conflicts of Interest	4
5.	Insider Trading	5
6.	Third-Party Compliance Reporting	5
7.	Political Contributions	6
8.	Personal Trading Requirements and Restrictions	7
9.	Gifts and Entertainment	10
10.	Outside Business Activities	11

1.	Introduction

Set forth below is the Code of Ethics (the “Code”) of Perini Capital, LLC and its affiliates (collectively, “Perini” or the “Firm”). This Code is designed to reinforce and enhance the Firm’s ethical way of doing business and, in particular, to provide procedures consistent with the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations thereunder, and all other applicable laws, including all applicable federal securities laws. For the purpose of this Code, Perini’s Clients are generally the private funds and separately managed accounts whose investment decisions it manages. “Investor” means any limited partner, shareholder, or investor in a Client.

The CCO or designee, is responsible for the overall supervision and enforcement of this Code. This Code is based on the principle that Perini and its Employees (as defined below) have a fiduciary duty to its Clients. The fiduciary duty that Perini owes to its Clients under the Advisers Act comprises a duty of care and a duty of loyalty and is fundamental to Perini’s Clients. This means that Perini must, at all times, serve the best interest of its Clients, and Perini cannot place its own interests ahead of the interests of its Clients. It is of great importance that our Clients never have reason to doubt their decision to place their faith and confidence in us. Any action that can cause that decision to be questioned jeopardizes the future of Perini and everyone employed by them. If you are aware of any activities that you believe may be in violation of the law or the policies contained herein, it is your responsibility to promptly pass that information on to the CCO or designee.

This Code contains detailed rules concerning, among other issues, conflicts of interests and personal securities transactions by employees of Perini. In particular, personal securities trading can create or give the appearance of creating a conflict of interest. Accordingly, this Code contains procedures with securities transactions, as well as certain prohibitions against such transactions, and required reporting.

1.	Applicability

A.	Persons Covered by the Compliance Manual

The requirements set forth in this Code apply to all of the Firm’s employees, officers, directors, or partners (each, an “Employee” or “you”). The Firm may designate other persons, such as temporary employees and independent contractors, as being subject to any and all portions of this Code.

B.	Distributions and Certifications

a.	Initial Certification

In order to implement the principles of this Code, and in compliance with the requirements of the Advisers Act, Perini provides this Code, and any amendments thereto, to each of its Employees. Promptly after an individual becomes an Employee, he or she shall submit to the CCO or designee an initial. The initial certification will typically be executed in the Firm’s online compliance system.

b.	Annual Certification

In addition, each Employee shall submit to the CCO or designee an annual certification disclosing all current reportable accounts, holdings, transactions (including private placements), outside activities, and political contributions.

2.	Interpretation and Enforcement of the Code

Although this Code sets forth rules with respect to many situations, Employees should recognize that this Code cannot address every possible circumstance that could give rise to a conflict of interest, a potential conflict, or an appearance of impropriety. Whether or not a specific provision of this Code applies, each Employee of Perini must conduct his or her activities in a manner that is designed to avoid actual or potential conflicts of interest or abuses of an individual’s position of trust and responsibility. Employees should, accordingly, be alert for potential conflicts of interest, and consult the CCO or designee whenever questions arise concerning the application of this Code to a particular situation.

3.	Standard of Care

●	The interests of Perini’s Clients must always come first;

●	Trading in Client accounts must be in their best interests and always be supported by research and reasonable judgment. Principles of good business practice and just and equitable principles of trade must be observed;

●	Employees must comply with all applicable laws and regulations of the countries in which Perini conducts business. These include laws and regulations with respect to Perini’s securities activities, including the misuse of material, nonpublic information, market manipulation and other manipulative and abusive practices; and,

●	All personal securities transactions must be conducted in such a manner as to avoid actual or potential conflicts of interest or abuses of an individual’s position of trust and responsibility;

Perini has a separate policy and procedures designed to detect and prevent insider trading, which is provided to each of its Employees, and which should be read together with this Code.

4.	Conflicts of Interest

●	Personal investment actions must never be permitted to influence advice given to Clients;

●	If any Employee is aware of a personal interest which is, or might be, in conflict with those of a Client or Perini, he or she should disclose the situation and the nature of the conflict to the CCO or designee;

●	Employees must not take any inappropriate advantage of their positions;

●	If any Employee is aware of a potential conflict of interest between Perini and any of its Clients or any Investor or between two Clients or any Investor, he or she should disclose the situation and the nature of the conflict to the CCO or designee; and

●	Employees must report certain positions held by family members. Examples of those positions include: (i) senior positions held at public companies, (ii) positions held with the U.S., local, or foreign governments, (iii) positions held with any financial services company (e.g., broker-dealer, investment adviser, or other financial institution), or (iv) general partner or managing member positions of a pooled investment vehicle.

5.	Insider Trading

The misuse of Material Nonpublic Information, or inside information, constitutes fraud under the securities laws of the United States and many other countries. Employees who are made aware of Material Nonpublic Information, or inside information may not trade, recommend, and must refrain from selling those securities whether personally or on behalf of others, including Clients.

Perini and all Employees are prohibited from engaging in securities transactions for themselves or for others (including Clients) based on inside information. The Adviser and all Employees are also prohibited from disseminating inside information to others who may use that knowledge to trade securities (“tipping”). These prohibitions apply to all Employees which extends to activities within and outside of their duties at the Adviser and apply to transactions in the securities of any company, and not just those held by Clients.

6.	Third-Party Compliance Reporting

Perini utilizes third-party compliance software, allowing Employees to satisfy most compliance reporting and attestation requirements electronically, including personal trading, gifts and entertainment, political contributions, and outside business activities.

Personal Trading

All personal trading requests required by this Code must be submitted through the portal. In addition, the portal creates a secure connection to brokerage accounts so that Employees’ holdings and transaction data can be automatically ingested into the system for compliance review.

All personal securities accounts that are subject to reporting under the Code should be linked (to the extent practicable) through the portal. Employees may be required to work with their brokers or other account administrators in order to facilitate online access to any personal accounts.

In addition, all initial and annual holdings reports, and all quarterly transaction reports, must be submitted through the portal.

Gifts and Entertainment

All gifts and entertainment notifications must be submitted through the portal.

Political Contributions

All political contribution pre-clearance requests must be submitted through the portal.

Outside Business Activities

All requests to participate in outside business activities that require pre-clearance must be submitted through the portal.

Other Compliance Acknowledgements and Attestations

All Employees are required to submit certain compliance attestations upon being hired and reaffirm such attestations annually. These attestations include (i) an acknowledgment of receipt and understanding of the Compliance Manual and the Code, including an agreement to comply with all policies and procedures, (ii) a confirmation that there have been no disciplinary events involving the employee, and (iii) an attestation that the Employee does not have any conflicts of interest with Perini or its Clients.

7.	Political Contributions

Perini has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

Pre-Approval of Personal Contributions

All Employees must obtain approval before they or their respective spouse, domestic partner, or immediate family members residing in the same home (each, a “Family Member”) make any Contribution in any amount to a candidate for any federal, state, or local office, or any political party or PAC. Employees may obtain such approval by completing and submitting a Political Contribution Request Form in the Firm’s online compliance system. Please note that while federal Contributions are not directly covered by the SEC Pay-to-Play Rule, they are subject to the Firm’s Pre-Approval process.

In addition, the Pre-Approval process applies to all Employees, both Covered Associates and Non-Covered Associates, as defined above.

The CCO or designee will review each request to determine whether the Contribution is permissible based upon the requirements of the SEC Pay-to-Play Rule, as well as other applicable federal, state, or local campaign laws. The size and type of Contribution, the Firm’s Investor base, applicable federal, state, or local campaign laws, and an Employee’s interaction with current and potential Investors will be considered by the CCO or designee before a contribution is approved. All Contributions made by Employees (including Contributions made by spouses and dependents) must be entirely voluntary and should only be in an amount that is determined by the Employee, spouse, domestic partner, and Family Member. No Contribution should be made to influence a political candidate’s judgment regarding any future business with Perini. No Contributions should be made that create an appearance of a conflict of interest.

Volunteer Activity

Volunteer services provided to a campaign by Employees on their own personal time are not treated as Contributions and are not generally prohibited under this policy. However, Employees must discuss with the CCO or designee any volunteer activities that involve fundraising activities or that generate personal or Firm expenses. Expenses from personal resources (e.g., hosting a reception) or volunteer services that utilize Perini’s resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services could be considered a Contribution either by the individual or the Firm under the SEC Pay-to-Play Rule.

Indirect Contributions

Employees are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this policy, whether directly or indirectly, or through or by any other person or means. Contributions made by others (for example spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an Employee are considered to be made by that Employee for purposes of this policy.

Prohibition Against Establishing or Controlling a Political Action Committee

Unless approved by the CCO or designee, Employees are prohibited from establishing, controlling, or being involved with a PAC or any other entity that makes Contributions.

Political Contributions Certifications

Because Contributions made within two years of becoming an Employee may trigger a ban on receiving compensation for investment advisory services, the Firm will have to vet an individual’s Contributions prior to joining Perini. All new Employees will be required to disclose Contributions made within the two years of hire.

At the end of each three-month calendar quarter, all Employees are required to confirm Contributions made by each such Employee during that calendar quarter. Employees must either (1) acknowledge that no Contributions were made, or (2) disclose all Contributions made, including Contributions for which the Employee received pre-clearance.

Recordkeeping and Training

Records Retention: The Firm will keep necessary records based on the information gathered under this policy, in compliance with SEC Rule 204-2.

Training: All Employees must receive training regarding this policy and Pay-to-Play at least once a year. The CCO or designee is responsible for all aspects of the training program and must record the date that training was provided and must maintain copies of training material.

8.	Personal Trading Requirements and Restrictions

Rule 204A-1 under the Advisers Act requires the Perini’s Code to impose certain restrictions on the personal securities trading of Employees and any family member living in the same household or to whom the Employee provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

The following Personal Trading Policy is designed to prevent potential legal, business, or ethical conflicts and to minimize the risk of unlawful trading in any Covered Account (defined below) and guard against the misuse of confidential information, and to avoid any conflict or perceived conflict with the interests of Perini, the Clients, and Investors.

A.	Key Terms

Perini’s policy regarding personal investments applies to “Covered Persons,” “Personal Accounts,” “Related Party Accounts,” and “Reportable Securities.”

Covered Persons includes all Employees and any of their respective spouse, domestic partner, or children living in the same household or to whom the Employee provides material financial support.

Personal Accounts include any securities account in which a Covered Person (a) exercises investment discretion, (b) is listed on the account, or (c) is a current beneficiary. Personal Accounts do not include Related Party Accounts (defined below).

Related Party Accounts include any managed accounts or investment vehicles that an Employee or any member of an Employee’s immediate family (i.e., relative by blood, marriage, or any other legal decree living in the same household) maintains either in his or her name or for his or her benefit and for which the Firm serves as an investment adviser.

Reportable Securities include all securities defined as such under the Advisers Act, and includes:

1.	Single-name equity and debt securities (including bank debt);

2.	Options or other derivatives on securities, indices, and currencies;

3.	Virtual currency, cryptocurrency coins, or tokens and similar instruments other than Bitcoin and Ethereum;

4.	All forms of limited partnership and limited liability company interests, including investments in private investment funds (e.g., hedge funds and private equity funds);

5.	Listed futures contracts;

6.	Options on listed futures contracts:

7.	Other cleared derivatives (e.g., cleared swaps and forwards);

8.	Over-the-counter derivatives (e.g., bilateral swaps, futures, forwards, foreign currency options, and swaptions); and,

9.	Exchange-traded funds (“ETFs”), closed-end mutual funds, and Unit investment trusts.

The term Reportable Security, however, does not include the following:

●	Direct obligations of the U.S. government (e.g., treasury securities);

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

●	Shares of money market funds;

●	Shares of open-end mutual funds; and,

●	Interests in 529 Plans.

If you have any questions regarding whether a particular security should be viewed as a Reportable Security, please contact the CCO or designee.

B.	Required Reports

1.	Initial Holdings Reports

Within 10 calendar days of becoming a Covered Person under the Code, Covered Persons must provide Perini an Initial Holdings Report. This report includes a list of (i) all Personal Accounts (including the name of institution and account number) and (ii) all Reportable Securities beneficially owned by the Covered Person. All Initial Holdings Reports must be current as of a date not more than 45 days before becoming a Covered Person. Such disclosure must be made through the Firm’s third-party compliance platform. If any new accounts are opened after the initial disclosure, Perini must be notified promptly of the details of such accounts.

2.	Quarterly Reports

Covered Persons are required to provide Perini with quarterly information regarding all transactions of Reportable Securities in their Personal Accounts within 30 days of each calendar quarter end. Duplicate statements or other transaction documentation must be provided to CCO or designee for quarterly reporting. Duplicate statements or other applicable holdings report documentation must be provided to the CCO or designee.

3.	Annual Reports

By January 31st of each year, Employees must provide a list of all Reportable Securities held in their Personal Accounts as of December 31st of the prior year.

C.	Pre-Clearance Procedures

Subject to certain exceptions described below, Covered Persons must submit a pre-clearance request to the CCO or designee before executing any Reportable Securities transaction in a Covered Account. When submitting requests, Covered Persons are required to certify that they do not possess material non-public information or have any other reason preventing them from engaging in the requested transaction.

The CCO or designee will promptly notify a Covered Person of the Firm’s approval or denial of the requested transaction. Once pre-clearance for a transaction is granted, the transaction must be executed within 2 business days of approval. If the transaction is not executed or is only partially executed within the approved timeframe, a new pre-clearance request must be submitted to the CCO or designee prior to executing or continuing the transaction. Requests made by the CCO will be reviewed by the President and CEO.

D.	Exempt Securities

Covered Persons are permitted to trade the following without pre-clearance:

●	Non-Reportable Securities (e.g., open-end mutual funds, U.S. government securities, currencies);

●	ETFs, closed-end mutual funds, Unit investment trusts, and other broad index securities;

●	Virtual currencies, cryptocurrency coins, and tokens and similar instruments;

●	Transactions in Managed Accounts and Related Party Accounts (subject to the procedures described below); and,

●	Purchases of securities that are part of an automatic dividend reinvestment plan.

E.	Public Offerings

No Covered Person may directly or indirectly acquire any security in an initial public offering (“IPO”).

F.	Managed Accounts and Related Party Accounts

Covered Persons are also required to disclose all Managed Accounts. Managed Accounts are securities accounts that meet the following criteria: (1) the account is managed by a third-party; (2) the Covered Person has no power to control investment decisions in the account; and, (3) the Covered Person does not communicate specific investment ideas with the person(s) or third parties that have trading discretion and trading authority over the Managed Account. At the time of disclosure, the Covered Person will be asked to provide a copy of the investment advisory agreement. Once approved by the CCO or designee, Managed Accounts will not be subject to the Firm’s pre-clearance procedures or reporting requirements described above.

On a quarterly basis, Covered Persons who maintain a Managed Account will be required to acknowledge and certify to the CCO or designee that they: (1) have no direct or indirect control over the Managed Account; (2) do not suggest that the trustee or third-party make any particular purchases or sales of securities for the Managed Account; and, (3) do not direct the trustee or third-party to make any particular purchases or sales of securities for the Managed Account.

In addition, Related Party Accounts (defined above) are not subject to the Firm’s prohibition on personal securities transactions. All transactions in Related Party Accounts are subject to the Firm’s Trade Allocation and Order Aggregation Policy. The Firm also maintains records of all transactions executed in such Related Party Accounts.

G.	Private Security Investments

No Covered Person may directly or indirectly acquire any privately placed security for his or her own account without prior approval from the CCO or designee. Investments in private securities include, but are not limited to, investments in shares of a non-public company, interests in private limited partnerships (such as hedge funds or private equity funds), and direct or indirect financial interests in privately-owned organizations. A Covered Person may dispose of any privately placed security for his or her own account if such Covered Person reasonably believes that there would not be a conflict of interest with Perini’s business or the appearance of impropriety. Requests made by the CCO will be reviewed by the President and CEO.

H.	Virtual Currency Cryptocurrency Trading and Reporting

Purchases and sales of direct investments in Bitcoin and Ethereum, which the SEC has determined are not securities, are not required to be pre-cleared or reported pursuant to the Required Reports section of this Code.

9.	Gifts and Entertainment

The acceptance or offering of “business-related” gifts, entertainment, favors, and/or other things of value by an Employee may create a conflict of interest for Perini. If such gifts, entertainment, favors, and/or other things of value are excessive in amount or frequency, they may be deemed violations of law. “Business-related” gifts, entertainment, favors, and/or other things of value are those that the Firm’s Employees give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. The federal criminal code prohibits the acceptance of fees, kickbacks, gifts, loans, money, or anything of value which are given with the intent of influencing decision-making with respect to an employee welfare benefit plan or Employee benefit plan. State laws surrounding gifts and entertainment can also be extremely restrictive and vary from state to state. The acceptance of gifts and entertainment, and other things of value may violate state anti-bribery or other statutes.

The following principles should be adhered to when accepting or offering gifts, entertainment, favors, and/or other things of value from or to a person or entity that does business with or on behalf of Perini or its Clients:

●	Avoid even the appearance of impropriety or conflict of interest;

●	Gifts, entertainment, favors, and/or other things of value should not be solicited;

●	Gifts and entertainment should be reasonable in terms of frequency and value. No Employee may seek or accept any gift of an unreasonable amount from any person or entity that does business with or on behalf of a Perini Client, other than reasonable, business-related meals and tickets to sporting events, theater, and similar activities. Lodging and transportation expenses should be paid for by Perini or the Employee unless the CCO or designee determines otherwise;

●	Never accept gifts, entertainment, favors, and/or other things of value that could influence your decision-making or make you feel beholden to a person or a firm;

●	Never offer gifts, entertainment, favors, and/or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a Client or any current or prospective Investor feel beholden to Perini;

●	Entertainment situations should be used to foster and promote business relationships with a firm; and,

●	If you are unsure of the appropriateness of any gift, entertainment, favor, and/or other things of value, consult the CCO or designee.

For purposes of the Code, a “gift” includes any item of value. A gift can also include, for example, an entertainment event (such as tickets to a sports game or concert) where the person paying for the entertainment does not also attend. For purposes of the Code, “entertainment” includes meals and events such as a sports game or theater production, provided that the person (or representative of the hosting firm) paying for the event also attends.

Generally – Pre-Approval Requirement

Unless pre-approved by the CCO or designee, an Employee may not give or provide any business-related gift or entertainment in excess of $250. Similarly, an Employee may not receive any business-

related gift or entertainment having a reasonable fair market value in excess of $250 unless the gift is pre-approved by the CCO or designee.

Reporting Requirement

Furthermore, Employees must report any business-related gift or entertainment given or received with a fair market value reasonably determined to exceed $100, subject to the personal gifts and entertainment exceptions described below. Gift and entertainment reports must be submitted to the CCO or designee and must be made through the portal. The CCO or designee will monitor these reports to determine, among other matters, whether Employees are receiving multiple gifts and entertainment from the same source during the course of the year. Accordingly, Employees should use good judgment in this area.

Certain Prohibited Gifts and Entertainment

Gifts to Government Officials – Providing certain types of gifts or inducements to domestic or foreign government officials can constitute a violation of applicable law or create the appearance of an improper activity. Accordingly, and in addition to any applicable limitations set forth in the Firm’s Foreign Corrupt Practices Act policy, Employees are prohibited from providing gifts to any U.S. or foreign government official except to the extent approved by the CCO or designee.

Gifts to Pension Plan Officials – Many state and local governments restrict gratuities to representatives of governmental benefit plans. The rules vary in different jurisdictions; in some instances, the dollar thresholds above which gratuities are unlawful may be quite low. U.S. Department of Labor rules applicable to union plans also restrict gratuities to representatives of such plans. In addition, pension and employee benefit plans may impose similar restrictions. Accordingly, no gift of any amount should be provided to representatives of any pension plan without the prior approval of the CCO or designee.

Work-related lunches held at the Firm’s offices or the office of another person (other than pension plan officials) or entity is generally exempt from the Firm’s approval and reporting requirements.

10.	Outside Business Activities

The primary professional commitment of all Perini personnel must be to Perini unless otherwise approved by the CCO or designee. In order to avoid possible conflicts of interests, Employees are prohibited from being employed (either for compensation or in a voluntary capacity) by any other entity, serving on the board of directors of any publicly traded companies (other than board service by an Employee resulting from Perini’s ownership of securities issued by that entity), and similar conduct except with the prior authorization of the CCO or designee. This pre-approval requirement will not apply to not-for-profit organizations unless an Employee believes such activity would raise the appearance of impropriety or would conflict with any activities conducted by Perini or its Clients, in which case the Employee should consult with the CCO or designee. Requests made by the CCO will be approved by the President and CEO.